SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSTANT TO
    RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                              (Amendment No. 4)(1)

                                Taco Cabana, Inc.
              ----------------------------------------------------
                                (Name of Issuer)


                           Common Stock, $.01 par value
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   873425102
              ----------------------------------------------------
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Index is on Page 20

                               Page 1 of 21 pages

CUSIP No. 873425102                                           Page 2 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Associates III, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             59,800 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        59,800 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      59,800 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 21 Pages

CUSIP No. 873425102                                           Page 3 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Partners III, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             59,800 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        59,800 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      59,800 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 21 Pages

CUSIP No. 873425102                                           Page 4 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Associates, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             28,700 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        28,700 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      28,700 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.19%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 21 Pages

CUSIP No. 873425102                                           Page 5 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Partners, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             28,700 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        28,700 shares of Common Stockk
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      28,700 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.19%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 21 Pages

CUSIP No. 873425102                                           Page 6 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Advisors, Ltd.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             88,500 Shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        88,500 Shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      88,500 Shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.60%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      CO IA
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 21 Pages

CUSIP No. 873425102                                           Page 7 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Crown Trust

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             136,500 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        136,500 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      136,500 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.92%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 21 Pages

CUSIP No. 873425102                                           Page 8 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Capital Management, Ltd.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             136,500 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        136,500 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      136,500 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.92%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      CO IA
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 21 Pages

CUSIP No. 873425102                                           Page 9 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David F. Bellet

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      225,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 21 Pages

CUSIP No. 873425102                                          Page 10 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John W. Glynn Jr.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      225,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 21 Pages

CUSIP No. 873425102                                          Page 11 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Jeffrey S. Hamren

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      225,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 21 Pages

CUSIP No. 873425102                                          Page 12 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Daryl Messinger

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      225,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 21 Pages

CUSIP No. 873425102                                          Page 13 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Margaret S. McNamara

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               2,000 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        2,000 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      227,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 21 Pages

CUSIP No. 873425102                                          Page 14 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Steven Rosston

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      225,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 21 Pages

CUSIP No. 873425102                                          Page 15 of 21 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Chester A. Siuda

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                                                         a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             225,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        225,000 shares of Common Stock
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      225,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------


                    SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 21 Pages

Item 1(a)         Name of Issuer:       Taco Cabana, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  8918 Tesoro Drive, Suite 200, San Antonio, TX 78217

Item 2(a)         Names of Person Filing    See cover pages.

         Relationship of filing persons:

            Crown-Glynn Advisors Ltd. and Crown Capital Management Ltd. are Registered Investment Advisors.

            Crown-Glynn Advisors Ltd. is investment advisor to Crown Associates III, L.P., a Delaware limited partnership, and Crown-Glynn Associates, L.P., a Delaware limited partnership. Crown Partners III, L.P. is general partner of Crown Associates III, L.P. Crown-Glynn Partners, L.P. is general partner of Crown-Glynn Associates, L.P.

            Crown Capital Management Ltd. is investment advisor to The Crown Trust, a New York Trust.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Darryl Messinger, Steven Rosston, and Margaret S. McNamara are general partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership.

            Crown Associates III, L.P. owns 59,800 shares of common stock, Crown-Glynn Associates, L.P. owns 28,700 shares of common stock, The Crown Trust owns 136,500 shares of common stock.

                              Page 16 of 21 pages

Item 2(b)         Address of Principal Business Office or, if none Residence:

                  As to the following filing persons:

                  Crown Associates III, L.P.
                  Crown Partners III, L.P.
                  Crown-Glynn Associates, L.P.
                  Crown-Glynn Partners, L.P.
                  Crown-Glynn Advisors Ltd.
                  The Crown Trust
                  Crown Capital Management Ltd.
                  Chester A. Siuda
                  Margaret S. McNamara
                  Jeffrey S. Hamren

                  67 East Park Place
                  8th Floor
                  Morristown, NJ  07960

                  As to the following filing person:

                  David F. Bellet
                  60 East 42nd Street, Suite 3405
                  New York, NY  10165

                  As to the following filing persons:

                  John W. Glynn, Jr.
                  Steven Rosston
                  Darryl Messinger

                  3000 Sand Hill Road
                  Building 4, Suite 235
                  Menlo Park, CA  94025

Item 2(c)         Citizenship:      See cover pages

Item 2(d)         Title of Class of Securities:     Common Stock, $.01 par value

Item 2(e)         CUSIP Number:     873425102


                              Page 17 of 21 pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)   Broker or Dealer registered under Section 15 of the Act,

         (b)   Bank as defined in Section 3(a)(6) of the Act,

         (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) Investment Company registered under Section 8 of the Investment Company Act,

        *(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

         (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

         (g)   Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G),

         (h)   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

         --------------------
         *    As to Crown-Glynn Advisors, Ltd. and Crown Capital
              Management Ltd.

Item 4.  Ownership:   See cover pages.

Item 5. Ownership of Five Percent or Less of a Class: As of December 31, 1997, the reporting parties ceased to own 5% of the common stock.

Item 6.  Ownership of More Than Five Percent on Behalf of Another
         Person:   Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
         Company:   Not applicable.

Item 8.  Identification and Classification of Members of the
         Group: Not applicable.

Item 9.  Notice of Dissolution of Group: Not applicable.

Item 10. Certification:

                      By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                              Page 18 of 21 pages

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            February 19, 1998

CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 -------------------------
By Crown-Glynn Partners, L.P. as                 John W. Glynn, Jr.
         General Partner
                                           /s/ Steven Rosston
                                           --------------------------
                                                 Steven Rosston

CROWN ASSOCIATES III, LIMITED              /s/ Daryl Messinger
PARTNERSHIP                                --------------------------
By Crown Partners III, L.P. as                   Daryl Messinger
         General Partner
                                           /s/ David F. Bellet
                                           --------------------------
                                                 David F. Bellet

CROWN PARTNERS III, L.P.                   /s/ Chester A. Siuda
                                           --------------------------
                                                 Chester A. Siuda
CROWN-GLYNN PARTNERS, L.P.
                                           /s/ Jeffrey S. Hamren
                                           --------------------------
                                                 Jeffrey S. Hamren
By /s/ David F. Bellet
   ----------------------
       General Partner                     /s/ Margaret S. McNamara
                                           --------------------------
                                                 Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT LTD

CROWN-GLYNN ADVISORS, LTD.

By /s/ David F. Bellet
  ------------------------

                              Page 19 of 21 pages

                                Index to Exhibits

Joint Filing Agreement..............................................Page 21

                               Page 20 of 21 pages